Exhibit 99.1

Boxlight Corporation Board of Directors Announces Leadership Changes

Independent Director Dale Strang Appointed as Interim CEO; Michael Pope Departs as Chief Executive Officer

Wayne Jackson Appointed Chairman of the Board

Company Targets Operational Improvements in Anticipation of Expected Acceleration in Market Demand

January 5, 2024 - Duluth, Georgia - Boxlight Corporation (Nasdaq: BOXL), a leader in interactive technology, digital signage, classroom audio, campus communication and services, today announced that its Board of Directors has named independent director Dale Strang as interim Chief Executive Officer, effective immediately. Mr. Strang succeeds Michael Pope, whose last day as an employee of Boxlight will be January 12, 2024. In addition, R. Wayne Jackson has been elected as non-executive Chairman of the Boxlight Board of Directors, effectively immediately.

Mr. Strang is an accomplished consumer technology, media and entertainment executive with over 35 years of experience leading organizations through periods of innovation, growth and turnaround. This includes senior roles, with profit and loss management, at Johnson Controls, Ziff-Davis, Fox Interactive, Healthline Media and SpinMedia. Mr. Strang has been a director of Boxlight since 2017 and has served on multiple committees, including as chair of the Company’s compensation committee.

“Boxlight has grown by acquiring high-quality assets that are relevant and complimentary,” commented Mr. Jackson. “We are committed to further integrate those assets and better streamline our operations to drive improved financial results, which have underachieved our expectations over the last several quarters. Dale brings a wealth of operational expertise, overseeing profitable growth at large organizations, and he has built significant knowledge of Boxlight as an independent director. These factors make him the ideal candidate to serve as interim CEO during this next phase in our evolution, supporting the best interests of the Company and our stockholders.”

“Boxlight is a great company, with award-winning technology, outstanding team members and a global network of valuable partners, well-positioned in a growing industry,” commented Mr. Strang. “Both the education and enterprise markets we are serving are large and benefiting from meaningful tailwinds, including investments in immersive and interactive technology such as ours.” Continued Mr. Strang, “We are refocusing to maximize customer value with our suite of hardware and software solutions, which in turn will create sustainable value for all our stakeholders.”

Market Commentary

Boxlight continues to experience short-term market softness, extended sales cycles and revenue headwinds that appear to have continued in the fourth quarter. As a result, our preliminary expectations, which remain subject to adjustment as the Company continues to close its books for the fourth quarter, are that revenue for the quarter will be in the range of $36 million to $38 million. Management also expects that adjusted EBITDA will be significantly lower than in the fourth quarter of 2022, in large part due to the lower revenue. Nonetheless, heading into 2024, management believes there are multiple opportunities for growth and market share expansion in both existing and emerging markets.

New leadership intends to focus on improved operating results, both in the short-term and longer-term, with the goal of continued margin expansion, disciplined expense management and resource allocation. Management expects to more effectively leverage market data to target expansion initiatives and investments, deeper integration of Boxlight product lines and targeted expense reductions.

Additional details about the leadership change will be included in a Form 8-K, filed with the Securities and Exchange Commission.

About Boxlight Corporation
Boxlight Corporation (Nasdaq: BOXL) is a leading provider of interactive technology, digital signage, and campus audio, and services under its award-winning brands Mimio®, Clevertouch® Technologies, FrontRow, and EOS Education. The Company aims to improve engagement and communication in diverse business and education environments. Boxlight develops, sells, and services its integrated solution suite including interactive displays, digital signage, collaboration software, supporting accessories and professional services. For more information about the Boxlight story, visit http://www.boxlight.com

Forward Looking Statements
This press release may contain information about Boxlight's view of its future expectations, plans and prospects that constitute forward-looking statements. Actual results may differ materially from historical results or those indicated by these forward-looking statements because of a variety of factors including, but not limited to, risks and uncertainties associated with its ability to maintain and grow its business, variability of operating results, its development and introduction of new products and services, marketing and other business development initiatives, competition in the industry, etc. You should not put undue reliance on any forward-looking statements and Boxlight urges investors to carefully review the disclosures Boxlight makes concerning risk and uncertainties in Item 1A: “Risk Factors” in Boxlight’s Annual Report on Form 10-K for the year ended December 31, 2022, as such factors may be updated from time to time in Boxlight’s filings with the SEC, which are accessible on the SEC’s website at www.sec.gov. Except as required by law, Boxlight undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts

Media

Sunshine Nance – VP Global Marketing & Communications
+1 360-464-2119 x254
sunshine.nance@boxlight.com

Investor Relations

Greg Wiggins
+1 360-464-4478
investor.relations@boxlight.com

Rob Fink / Jeffrey Stanlis

FNK IR

646.809.4048 / 646.969-9996

boxl@fnkir.com